Exhibit 10.13

                                    AGREEMENT


         THIS AGREEMENT, made this 28th day of December, 2001 by and between Derma Sciences, Inc., a business corporation organized under the laws of the Commonwealth of Pennsylvania ("Employer") and Martha A. Crimmins ("Employee").

         WHEREAS, Employee is currently employed by Employer as its Vice President of Operations pursuant to that certain agreement dated October 29, 1998 between Employer, Sunshine Products, Inc. and Employee ("1998 Agreement");

         WHEREAS, the parties desire to amend and restate the 1998 Agreement;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

         1. Amendment and Restatement. The 1998 Agreement is hereby amended and restated in its entirety.

         2. Employment. Employer hereby employs Employee, and Employee agrees to be employed by Employer, as Employer's Vice President of Operations upon the terms and conditions hereinbelow set forth. Employee shall perform such duties and assume such responsibilities as may be determined by the President and Chief Executive Officer of Employer.

         3. Time and Efforts. Employee will devote substantially all of her business time and efforts to her duties hereunder.

         4. Compensation. During the Term hereof Employer shall pay compensation to Employee as follows:

         (a) Base compensation at the rate of Ninety Thousand Dollars ($90,000) per year; and


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         (b) Bonus, stock options and/or such other incentive compensation as may be determined by Employer's President and Chief Executive Officer.

         Reviews by the President and Chief Executive Officer of Employee's base compensation and incentive compensation shall be undertaken not less often than annually. The principal criteria utilized in the conduct of such reviews shall be the extent to which Employer attains its performance objectives and the extent of Employee's contributions thereto, together with such other criteria as the President and Chief Executive Officer may establish.

         5. Vacation. During the term hereof, Employee shall be entitled to paid vacation of four (4) weeks per year.

         6. Term. This Agreement shall be effective as of January 1, 2001 and shall continue indefinitely until terminated as provided herein. Subject to the requirements of paragraph 7 herein below, either party hereto may terminate this Agreement upon thirty (30) days written notice of such termination to the other party.

         7. Severance. Upon termination of this Agreement by Employer "without cause," Employer shall pay to Employee severance compensation in the amount of six months' base compensation at the rate most recently in effect pursuant to paragraph 4(a) hereof.

         8. Change in Control. Within six months of the occurrence of a "change in control" of Employer (defined below), Employee may, in the event her duties, responsibilities or status have been diminished subsequent to such change in control, tender her resignation from Employer and receive severance compensation as provided in paragraph 7 above to the same extent as if Employer terminated this Agreement "without cause." For purposes of this paragraph, a "change in control" shall mean a change in


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ownership of stock possessing greater than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote of Employer.

         9. Restrictive Covenant. For a period of three years after the termination or expiration hereof, Employee will not, within the greater of the currently existing marketing area of employer or any future marketing area of Employer established during Employee's employment, directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business providing general purpose and specialized skin care products to hospitals, nursing homes and other institutional facilities or any business otherwise similar to the business conducted by Employer at the time of the termination or expiration hereof. In the event of Employee's actual or threatened breach of the provisions of this section, Employer shall be entitled to an injunction restraining Employee therefrom.

         10. Confidential Information. Employee recognizes and acknowledges that she has had, and will have, access to certain confidential information of Employer and that such information constitutes valuable, special and unique property of Employer. Employee will not, during or after the term of her employment, disclose any of such confidential information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever unless ordered to do so by a court or other tribunal or government agency with jurisdiction over the subject matter and Employee. In the event of a breach or threatened breach by Employee of the provisions of this paragraph, Employer shall be entitled to an injunction restraining Employee from disclosing confidential information of Employer or from rendering any services to any person, firm, corporation, association or other entity to whom such confidential information has been disclosed or is threatened to be disclosed.


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         11. Anti-Relocation. Employee may not be required as a condition of her employment hereunder to relocate outside the St. Louis metropolitan area.

         12. Indemnification. For a period of three (3) years from the effective date hereof, Employer shall cause Sunshine Products, Inc. to maintain in effect the indemnification provisions of Article XI of its bylaws or substantially similar provisions. Employer affirms that Employee is, and under the terms hereof shall continue to be, a member of the class entitled to indemnification under the foregoing indemnification provisions.

         13. Option Exercise Extension. In the event either that Employer terminates this Agreement "without cause" or Employee tenders her resignation upon a "change in control," then the period to exercise any option to purchase the securities of Employer of which Employee may be possessed shall be extended to the expiration thereof as set forth in the option instrument.

         14. Entire Agreement. This agreement contains the entire understanding of the parties relative to the subject matter hereof and may be modified only by a writing signed by the party against whom enforcement of any waiver, change, extension or modification is sought to be enforced.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to its rules as to conflicts of law) and the federal law of the United States of America.


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         IN WITNESS WHEREOF, this Agreement has been executed by Employee and
Employer on the date first hereinabove written.

                              EMPLOYER:

                              DERMA SCIENCES, INC.



                              By:_______________________________________________
                                    Edward J. Quilty
                                    President and Chief Executive Officer


                              EMPLOYEE:



                              __________________________________________________
                              Martha A. Crimmins



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